Exhibit 1.3

February 25, 2025

Christopher Ruddy

Chief Executive Officer

Newsmax Inc.

750 Park of Commerce Drive, Suite 100

Boca Raton, FL 33487

Re:	First Amendment to Selling Agent Engagement Letter (this “Amendment”)

Ladies and Gentlemen:

Reference is made to the Selling Agent Engagement Letter, dated May 31, 2024 (the “Engagement Letter”), by and between Newsmax Inc. (the “Company”) and Digital Offering LLC (“DO” or the “Selling Agent”), relating to the planned primary offering under Regulation A of the Securities Act of 1933, as amended, by and for the Company consisting of shares of the Company’s Class B Common Stock (the “Offering”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Engagement Letter.

In consideration for the promises contained herein and the mutual obligations of the parties hereto, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments.

a.	Section 1 of the Engagement Letter is hereby amended such that the termination date stated in clause (b) of Section 1 shall be June 30, 2025 rather than December 31, 2024.

b.	Section 3 of the Engagement Letter (including, without limitation, the paragraph thereof providing for DO’s right and entitlement to the Selling Agent’s Warrants) is hereby deleted in its entirety and the following is hereby substituted in its stead:

DO shall be entitled to aggregate placement fees as described below in this Section 3, which aggregate placement fees shall be apportioned between DO and allocated by DO to members of the selling group and soliciting dealers in their sole discretion:

DO shall be entitled to a cash placement fee of six and two hundred sixty-five thousandths percent (6.265%) of the gross proceeds received by the Company in the Offering.

2.	Effect of Amendment. Except as amended as set forth above, the Engagement Letter shall continue in full force and effect.

3.	Modification. This Amendment may not be modified or amended except in a writing duly executed by the parties hereto.

4.	Governing Law; Venue. Section 17 of the Engagement Letter is hereby incorporated herein, mutatis mutandis.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Amendment. All counterparts so executed shall constitute one Amendment binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Amendment. All signatures of the parties hereto may be transmitted by facsimile (or other electronic method), and such facsimile (or electronic copy) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

Very truly yours,

Digital Offering, LLC

By:
Gordon McBean, CEO

Accepted as of the date first above written:

Newsmax Inc.

By:
Name:	Christopher Ruddy
Title:	Chief Executive Officer